Exhibit 10.11

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of June 1, 2018 (the “Effective Date”), by and between SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC (the “Company”) and Dolan P. Falconer (the “Consultant”).

BACKGROUND:

The parties hereto desire to memorialize in writing the consulting agreement between Consultant and the Company on the terms and conditions hereinafter stated.

NOW, THEREFORE, in consideration of the agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.	Relationship Established.

1.1            Services and Duties. Upon the terms and subject to the conditions of this Agreement, the Company hereby retains and engages Consultant to serve as President and Chief Executive Officer of the Company and to provide certain services (the “Services”) to the Company as described in Exhibit A hereto and incorporated herein by reference, and such other duties and/or positions delegated to it from time to time by the Board of Directors of the Company (the “Board”). In his performance of the Services, Consultant shall comply with applicable Company policies and procedures. The Consultant shall devote his time, skills and best efforts to the performance of the Services, and shall perform the Services in a professional manner, using as high a degree of skill and care as is necessary or appropriate to conform to the highest standards of excellence under the circumstances.

1.2            Relationship of Parties. Consultant is a Member of the Company owning less than 5% of its membership interests. Consultant shall be solely responsible for all of Consultant’s applicable taxes and insurance premiums, including but not limited to any “self- employment” taxes.

2.	Term and Termination.

2.1            Term. Unless sooner terminated pursuant to Section 2.2, the initial term of this Agreement (the “Initial Term”) shall commence as of the Effective Date and continue for five (5) years. At least one hundred and eighty (180) days prior to the end of the Initial Term or the then-current Renewal Term, as the case may be, the term of this Agreement may be renewed and extended for a period of two (2) years (a “Renewal Term”) upon the mutual agreement of Consultant and the Board. The Initial Term and any Renewal Terms, if any, shall be collectively referred to as the “Term.”

2.2	Termination of Engagement.

(a)	TERMINATION FOR CAUSE:

(i)            At any time during the term of this Agreement, subject to the provisions of this Section 2.2(a), the Company may terminate Consultant’s engagement under this Agreement for cause by delivering to Consultant a written notice of such termination. Such notice shall set forth the reasons for the Company’s termination of the engagement for cause.

(ii)            For purposes of this Agreement, “cause” shall be defined as: (1) any act or omission of Consultant constituting fraud under the laws of any state of the United States of America; or (2) any violation of the Foreign Corrupt Practices Act; or, (3) a finding of probable cause, or a plea of nolo contendere to, a felony or other crime involving moral turpitude involving Consultant; or (4) the grossly negligent performance by Consultant of the duties or responsibilities hereunder; or (5) the willful failure by Consultant to materially adhere to the Company’s policies or procedures; or (6) the breach of any of the substantive terms of this Agreement.

(iii)            The Company shall not be entitled to terminate this Agreement for cause pursuant to subsections (4), (5) or (6) of the preceding paragraph unless, prior to such termination, Consultant has been made aware of the failure or breach and fails to cure such failure or breach within thirty (30) days. Notwithstanding this provision, the Company shall be entitled to immediately terminate this Agreement for cause pursuant to any of the other grounds set forth in the preceding paragraph effective upon the provision of the notice of termination.

(iv)            Upon termination of the Agreement for cause, Consultant shall be entitled to receive any compensation earned through the date of such termination in accordance with Sections 3(a), 3(c), 19 and any vested portion of the Consultant’s equity incentive plan in accordance with Section 3(d). Other than such compensation, Consultant shall not be entitled to receive any other compensation including any unvested portion of the equity incentive plan established in accordance with Section 3(d).

(b)	TERMINATION WITHOUT CAUSE BY COMPANY:

(i)            The Company shall be entitled to terminate Consultant’s engagement hereunder “without cause” by providing Consultant with a written notice of termination at least sixty (60) days prior to the intended termination date.

(ii)            Upon the effective date of such termination, Consultant shall also be entitled to receive any compensation earned by him through the effective date of such termination. In addition, if Consultant is terminated without cause during the Term, Consultant shall be entitled to receive any remaining Consulting Fee owed through the end of such Term in accordance with Sections 3(a), 3(c), 3(e), 19 and any unvested portion of the Consultant’s equity incentive plan in accordance with Section 3(d).

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(c)	TERMINATION WITHOUT CAUSE BY CONSULTANT:

(i)            Consultant shall be entitled to resign and terminate this Agreement “without cause” by providing the Company with a written notice of termination at least sixty (60) days prior to his intended termination date.

(ii)            Upon the effective date of such termination, Consultant shall be entitled to receive any compensation, which has been earned by him through the effective date of such resignation in accordance with Sections 3(a), 3(c), 19 and any vested portion of the Consultant’s equity incentive plan in accordance with Section 3(d). Further, upon the effective date of such termination, Consultant shall not be entitled to receive any other compensation including any unvested portion of the equity incentive plan established in accordance with Section 3(d).

(iii)            If Consultant tenders a termination notice under the terms of this Section, the Company may elect, at its sole discretion, to terminate this Agreement at any time after receipt of Consultant’s notice of termination and, upon exercise of such option, shall be obligated to pay to Consultant only that compensation which he has earned through the effective date of such termination.

(d)	TERMINATION DUE TO DISABILITY

(i)            If Consultant becomes subject to a Disability which is expected to last for a continuous period of at least one hundred and eighty (180) days, the Company may appoint another employee to act in the Consultant’s position during such one hundred and eighty (180) day period without any breach of this Agreement; provided, that Consultant shall be entitled to continue receiving his Consulting Fee and any benefits under this Agreement during such one hundred and eighty (180) day period.

(e)	SEVERANCE PAY:

(i)            Notwithstanding any of the provisions of this Agreement, Consultant's employment with the Company is at will, which means that it is not for a specific term and may be terminated by either the Company or Consultant at any time for Cause, and for any reason with thirty (30) days advance notice. Should the Company terminate Consultant's employment for Cause, as defined below, or should Consultant voluntarily resign other than for Good Reason as set forth below, the Company shall have no obligation to Consultant under this Agreement other than for accrued but unpaid salary and other benefits as of the date of termination. Should the Company terminate Consultant's employment other than for Cause during the term of this Agreement, or should Consultant resign for Good Reason, the Company shall have no further obligation under this Agreement, except that the Company will continue to pay Consultant's Consulting Fee for a one year period, following termination of Consultant's employment on the Company’s standard payroll dates.

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(ii)            For Purposes of this agreement, "Good Reason" shall mean: (i) A material reduction in the duties, responsibilities, status, reporting responsibilities, title, or offices that Consultant had with the Company immediately before the reduction; (ii) A reduction by more than 10.0% of the total annual cash compensation (defined as Base Salary and Target Bonus) that Consultant was eligible to receive from the Company and its affiliates immediately prior to such reduction, except a reduction that is part of, and consistent with, an across-the- board reduction in the salaries of senior officers of the Company; (iii) A change in control in which the Consultant is not offered a similar portion at no less than ninety percent (90.0%) of Consultant's last total compensation (defined as Base Salary plus Target Bonus as set forth herein); (iv) The failure of any successor to the Company by Change in Control to assume the Company's obligations under this Agreement; or (v) A material breach by the Company of its obligations under this Agreement.

(iii)            For purposes of this Agreement "Change In Control" shall mean any of the following transactions effecting a change in ownership or control of the Company: (i) a merger, consolidation, or reorganization approved by the Company's stockholders, unless securities representing more than fifty percent (50.0%) of the total combined voting power of the voting securities of the successor Company are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company's outstanding voting securities immediately prior to such transaction, or (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company's assets, or (iii) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50.0%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders. In no event, however, shall a Change in Control be deemed to occur in connection with any public or private offering of equity.

(f)	NON-DISPARAGEMENT

(i).            Consultant agrees that, during the term of this agreement and for one year after termination, Consultant shall not, in any communications with the press or other media or via the internet or any customer, client or supplier of company, or any of company affiliates, criticize, ridicule or make any statement which disparages or is derogatory of company or its affiliates or any of their respective directors or senior officers.

(ii).            Company agrees that, during the term of this agreement and for one year after termination, Company shall not, in any communications with the press or other media or via the internet or any customer, client or supplier, or any of consultants or company’s affiliates, criticize, ridicule or make any statement which disparages or is derogatory of consultant.

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3.	Compensation.

(a)            During the Term, the Company shall pay Consultant as compensation for the Services an annual consulting fee (the “Consulting Fee”) in the amount of Three Hundred Twenty-four Thousand One Hundred Forty and 00/100 Dollars ($324,140.00) to be reviewed each year of the Term. Such Consulting Fee shall be paid to Consultant in bi-weekly installments. If the Consulting Fee or any part thereof is deferred or not paid within 30-days of its installment due date, the Consultant may invoke a late fee of 1% of per month. In the event any such payment is not made within four (4) months, Consultant may terminate this Agreement and shall be entitled to receive any compensation earned through the date of such termination in accordance with Sections 3(a), 3(c), 3(d) and 19. The Company shall continue to accrue a late fee of 1% of the amount due per month until the past due amount is repaid in full. In addition, the business protection covenant set forth in Section 7(b) shall be of no force and effect if Consultant terminates this Agreement pursuant to this Section 3(a).

(b)            The Consultant shall also be eligible to participate in the Company’s annual management incentive bonus program. Such bonus shall be at the discretion of the Board and shall be based upon the successful performance of objectives to be determined by the Board.

(c)            In the event any portion of the Consultant’s compensation due in accordance with Sections 3(a) and 3(b) is not paid within four (4) months, the Company shall enter into a Late Fee Agreement further establishing the Company’s obligation to pay Consultant. The Company shall continue to accrue a late fee of 1% of the amount due per month until the past due amount is repaid in full.

(d)            During the Term, Consultant shall be entitled to participate in the Company’s equity incentive plan pursuant to its terms and conditions. The Consultant shall be entitled to participate ratably and in a manner reasonably consistent with his tenure and responsibilities, in any other benefit plan offered by the Company to its employees, executives, board members, advisors, and other consultants during the term of this Agreement. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any benefit plan or program from time to time.

4.            Reimbursement for Expenses. The Company shall reimburse Consultant for reasonable out-of-pocket expenses incurred by Consultant in connection with the performance of Services hereunder for travel, entertainment; health insurance and other miscellaneous expenses to the extent such expenses are consistent with the Company’s reimbursement policy as the same shall be in effect from time to time. Reimbursement shall be made only against an itemized list of such expenses submitted to the Company by Consultant, and, to the extent reasonably requested by the Company, receipts and invoices evidencing such expenses. The Company shall reimburse the Consultant within 30 days of receipt of such invoice If the invoice is not paid within 30 days of receipt, the Consultant shall have the right to invoke a late fee of 1% of the amount due per month.

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5.	Confidentiality.

(a)            Consultant acknowledges that in the performance of his duties hereunder, Consultant may from time to time have access to and be provided with “Proprietary Information” (as hereinafter defined). Consultant agrees that he will not, directly or indirectly, disclose, publish, disseminate or use any Proprietary Information except as authorized herein. Consultant may use Proprietary Information to perform the Services but in doing so will only allow dissemination of Proprietary Information to a third party on a strict need-to-know basis (provided such third parties are first informed of the confidential nature of such information and directed to use or disclose it only as permitted herein). If disclosure of any Proprietary Information is required by law, a court or agency of the government, then Consultant may make such disclosure after providing the Company with reasonable notice (to the extent legally permissible) so that the Company may seek protective relief.

(b)            For purposes of this Section 5, the following terms shall have the following meanings:

(i)            “Confidential Information” shall mean the confidential data or information belonging to or pertaining to Company other than “Trade Secrets” (as defined below), which is of tangible or intangible value to the Company and that is not generally known but is generally known only to the Company and those of its employees, independent contractors or agents to whom such information must be confided for business purposes, including, without limitation, information regarding Company’s customers, suppliers, partners and affiliates, gained by Consultant as a result of his affiliation with Company.

(ii)	“Proprietary Information” shall mean Confidential Information and Trade Secrets.

(iii)	“Trade Secrets” shall mean information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information:

(a)	derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(b)	is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(iv)            To the extent that the above definitions contained in paragraphs 5(b)(i) and 5(b)(iii) are inconsistent with definitions of “confidential information” and “trade secrets” mandated under applicable law, the foregoing definitions shall be deemed amended to the degree necessary to render them consistent with applicable law.

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(c)	The following shall not be considered to be Proprietary Information:

(i)            any information that was in the public domain through no fault or act of Consultant prior to the disclosure thereof to Consultant;

(ii)            any information that comes into the public domain through no fault or act of Consultant;

(iii)            any information that is disclosed without restriction to Consultant by a third party (which term shall not include any equity holder, affiliate, or counsel, accountants and other non-employee representatives of affiliated entitles, or of any of their respective equity holders, affiliates or related Persons) having the legal right to make such disclosure; and

(iv)            any information that is not a Trade Secret on the one (1) year anniversary of the termination date of this Agreement (the “Termination Date”); provided, however, that the limited duration of the confidentiality obligation with regard to Proprietary Information not constituting a Trade Secret shall not operate or be construed as affording Consultant any right or license thereafter to use Proprietary Information, or as a waiver by the Company of the rights and benefits otherwise available to the Company under the laws governing the protection and enforceability of patents, trade secret, confidential information and other intellectual properties.

(d)            On the Termination Date, or when earlier requested by the Company, Consultant will deliver promptly to the Company all tangible Proprietary Information and all other files, customer lists, management reports, drawings, memoranda, forms, financial data and reports and other materials or documents and equipment provided to, or obtained or created by Consultant in connection with the Services (including all copies of the foregoing, and including all notes, records and other materials of or relating to the Company or its customers) in his possession or control and shall destroy all other Proprietary Information in its possession but in no event shall Consultant be required to return any of his personal files.

6.	Transfer and Assignment to the Company.

(a)            Any Work Product created hereunder will be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended) and owned exclusively by the Company. In this Agreement, “Work Product” means work product, property, data, documentation, “know-how,” concepts, plans, inventions, improvements, techniques, processes or information of any kind, prepared, conceived, discovered, developed or created by Consultant in connection with the performance of the Services. Consultant hereby unconditionally and irrevocably transfers and assigns to the Company all right, title and interest Consultant has or will have, by operation of law or otherwise, in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property rights. Consultant agrees to execute and deliver to the Company any transfers or other instruments which the Company may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in the Company.

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(b)            Consultant hereby irrevocably constitutes and appoints the Company as his agent and attorney-in-fact, with full power of substitution, in the name, place and stead of Consultant, to execute and deliver any and all assignments or other instruments described in Section 6(a) above that Consultant fails or refuses promptly to execute and deliver. The foregoing power and agency are coupled with an interest and are irrevocable.

7.	Business Protection Covenants.

(a)            For purposes of this Agreement, the following terms shall have the following respective meanings:

(i)            “Competing Business” shall mean any business engaged in the engineering, assembling and/or marketing of electron beam and/or X-ray inspection systems with the exception of ScanTech Sciences, Inc with which it is understood that the Consultant has a similar agreement and is an investor and officer.

(ii)            “Competitive Position” shall mean: (A) Consultant’s direct or indirect equity ownership (excluding ownership of less than or equal to five percent (5%) of the outstanding common stock of any publicly held corporation) or control of any portion of any Competing Business; (B) Consultant serving as a director, officer, consultant, lender, joint venturer, partner, agent, advisor or independent contractor of or to any Competing Business; or (C) any arrangement between Consultant and any Competing Business whereby Consultant is required to perform services for the Competing Business substantially similar to the Services.

(iii)            “Restricted Territory” shall mean the geographic locations where the Company operates or operated during the Term hereof and the twelve (12) month period following the termination of this Agreement.

(b)            Consultant agrees that he will not directly or indirectly, alone or in conjunction with any other person or entity, accept, enter into or attempt to enter into a Competitive Position in the Restricted Territory at any time during the Term and, in the event of termination of this Agreement pursuant to Sections 2.2(a) or 2.2(c) for a period of twelve (12) months thereafter.

(c)            Consultant agrees that he will not directly or indirectly, alone or in conjunction with any other person or entity, solicit, entice or induce any customer of the Company (or any actively sought or prospective customer of the Company) for or on behalf of any Competing Business in the Restricted Territory at any time during the Term and for a period of twelve (12) months thereafter.

(d)            Consultant agrees that he will not directly or indirectly, alone or in conjunction with any other person or entity, solicit or attempt to solicit any “key or material” employee, consultant, contractor or other personnel of the Company in the Restricted Territory to terminate, alter or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee, consultant, contractor or other person and the Company at any time during the Term and for a period of twelve (12) months thereafter.

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8.            Remedies. If Consultant violates or threatens to violate any provisions of Sections 5, 6 or 7, then the Company may obtain injunctive relief because such violation would cause the Company irreparable harm.

9.            Nonwaiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by or on behalf of both parties.

10.            Notices.            Any notice or other communication required or permitted hereunder shall be deemed sufficiently given if delivered by hand or sent by registered or certified mail, return receipt requested, postage and fees prepaid, addressed to the party to be notified as follows:

(a)	If to the Company:

SCANTECH IDENTIFICATION BEAM SYSTEMS, LLC

Attn: John Redmond

1735 Enterprise Drive

Buford, Georgia 30518

Telephone: (301) 404-8018

Email: jrr@jbsventures.com

(b)	If to Consultant:

[__]

or in each case to such other address as either party may from time to time designate in writing to the other. Such notice or communication shall be deemed to have been given as of the date so delivered or five (5) days after the date so mailed.

11.            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia, without regard to any applicable conflicts of laws, except to the extent that certain matters may be governed by federal law by reason of preemption.

12.            Entire Agreement; Amendment. This Agreement contains the sole and entire agreement between the parties hereto with respect to the Company’s retention of Consultant and supersedes all prior discussions and agreements between the parties relating to such retention and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

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13.            Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; provided, however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

14.            Interpretation. Should a provision of this Agreement require judicial interpretation, it is agreed that the judicial body interpreting or construing the Agreement shall not apply the assumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the agreement, it being agreed that all parties hereto and/or their agents have participated in the preparation of this Agreement equally.

15.            Parties Bound. This Agreement shall inure to the benefit of, and be binding upon Consultant, the Company, and their respective successors and permitted assigns; provided that Consultant may not assign this Agreement or any part hereof without the prior written consent of the Company.

16.            Taxes and Other Liabilities. The Consultant understands that the Company has no contractual or legal obligations to the Consultant regarding employee liabilities or insurance, except with respect to the insurance reimbursement as set forth in Section 4 hereof, and the Company's commitments and obligations under this Agreement to the Consultant are limited solely to the payment of compensation and the expense reimbursement set forth in Sections 3 and 4 hereof. The Consultant agrees to pay all taxes due on amounts paid to it under this Agreement, and is solely responsible for timely remittance to appropriate authorities of all federal, state and local taxes and charges incident to the payment of compensation for services, and to the operation of the Consultant's business. Without limitation, the parties hereto agree that the Company shall not be responsible for any taxes, assessments or other fees incurred by or on behalf of the Consultant, including but not limited to federal, state and local withholding taxes. The Consultant further agrees to indemnify and hold the Company and its members, officers and directors harmless from any and all liabilities, costs or expenses of any nature whatsoever incurred or paid by the Company that are in any manner related to the Consultant's failure to comply with any and all federal, state and local tax laws and regulations or the terms of this Agreement. If possible, the Consultant shall be covered under the Company’s general liability insurance coverage.

17.            Counterparts. This Agreement maybe executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same agreement. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of this Agreement, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

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18.	Indemnification.

(a)            Consultant hereby indemnifies and agrees to defend and hold harmless the Company and its members, employees, directors, officers, agents, affiliates and independent consultants from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys’ fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Agreement by Consultant or any other act or omission of Consultant which is not the result of the negligence or willful misconduct of the Company.

(b)            The Company hereby indemnifies and agrees to defend and hold harmless the Consultant from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys’ fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Agreement by the Company or any other act or omission of the Company which is not the result of the negligence or willful misconduct of Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SCANTECH HOLDINGS, LLC

By:	/s/ John Redmond
Name:	John Redmond
Title:	Chairman

CONSULTANT
/s/ Dolan Falconer